Exhibit 23.1


    Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-120752) and related Prospectus of Ennis, Inc. (formerly Ennis Business Forms, Inc.) for the registration of 8,981,041 shares of its common stock and to the incorporation by reference therein of our report dated April 14, 2004, with respect to the consolidated financial statements and schedule of Ennis, Inc. included in its Annual Report (Form 10-K) for the year ended February 29, 2004, filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP

December 2, 2004
Dallas, Texas